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Our File No.	31364-0003 /CW2198046.1

October 29, 2008

Urex Energy Corp

10580 N. McCarran Blvd.

Building 115-208

Reno, Nevada, USA 89503

Dear Sirs:

Re: Registration Statement on Form S-8

                              We are counsel to Urex Energy Corp. (the “Company”), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of the registration statement of the Company on Form S-8 (the “Registration Statement”) covering up to 20,000,000 common shares (the “Shares”) that may be issued pursuant to the 2008 Stock Plan.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the exercise of stock options or awards of common stock in accordance with the terms of the respective stock option agreements and/or restricted share grant agreements, as applicable, validly issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia, and the District of Columbia. We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

“Clark Wilson LLP”

CW2198046.1